FOR IMMEDIATE RELEASE:              FOR MORE INFORMATION CONTACT:
September 29, 2000                  Media: Patricia Cameron (318) 388-9674
                                    patricia.cameron@centurytel.com
                                    Investors: Jeffrey S. Glover (318) 388-9648 jeff.glover@centurytel.com

CenturyTel Completes Purchase of 133,000 Wisconsin Access Lines;
Expects Strong Third Quarter Earnings

MONROE, La. ...CenturyTel, Inc. (NYSE Symbol: CTL) has completed the purchase of approximately 133,000 telephone lines from Verizon Communications (formerly GTE) in Wisconsin for approximately $364 million in cash in two separate transactions. CenturyTel paid Verizon about $194 million in cash for 70,500 access lines in 42 Wisconsin exchanges. In a separate transaction, CenturyTel, as part of a joint venture with Telephone USA Investments, Inc., purchased an additional 62,900 access lines in 35 Wisconsin exchanges from Verizon at a cost of approximately $170 million. CenturyTel will own 89 percent of the venture.

         "We are pleased to close the last remaining acquisition of access lines from Verizon. These growing markets represent excellent assets and provide a good strategic fit with our existing Wisconsin operations," said Glen F. Post, III, CenturyTel President and Chief Executive Officer.

         Of the newly-acquired properties, 83 percent are covered by CenturyTel's cellular operations while the remaining 17 percent fall under CenturyTel's PCS licenses. Together these two transactions include plant that is 100 percent digitally switched with more than 1,000 route miles of fiber.

CenturyTel Anticipates Solid Third Quarter Earnings

         Separately, CenturyTel expects third quarter 2000 earnings per share, excluding one time items, to equal or exceed FirstCall consensus estimates of $.42 per share. Revenues will likely range from $470 million to $480 million for the quarter.

         "CenturyTel is on track to achieve solid third quarter results. We have successfully integrated the Arkansas and Missouri access lines, achieved strong wireless performance and have experienced continued growth in our long distance operations," Post said.

         CenturyTel's results have been driven by the integration of the 360,000 telephone access lines purchased from Verizon in Arkansas and Missouri on July
31. The company continued its aggressive rollout of DSL access during the quarter and expects strong demand for high-speed Internet access.

         Contract customer growth, strong roaming revenues and improving average revenue per user (ARPU) have driven CenturyTel's wireless revenue growth. The company projects adding between 20,000 and 22,000 net contract customers during the quarter fueled by demand for the company's new digital rate plans. CenturyTel continues to lessen its focus on prepaid customers and anticipates disconnecting approximately 30,000 non-revenue-generating prepaid subscribers during the third quarter.

         CenturyTel expects to add between 20,000 to 23,000 long distance customers during the quarter.

         In addition to historical information, this release includes certain forward-looking statements, estimates and projections that are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of CenturyTel. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to the Company's ability to effectively manage its growth, including obtaining adequate financing on attractive terms, integrating newly acquired businesses into the Company's operations, hiring adequate numbers of qualified staff and successfully upgrading its billing and other information systems; the risks inherent in rapid technological change; the effects of ongoing changes in the regulation of the communications industry; the effects of greater than anticipated competition in the Company's markets; possible changes in the demand for, or pricing of, the Company's products and services; the Company's ability to successfully introduce new product or service offerings on a timely and cost-effective basis; and the effects of more general factors such as changes in general market or economic conditions or in legislation, regulation or public policy. These and other uncertainties related to the Company's business are described in greater detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

         CenturyTel, Inc. provides integrated communications services including local exchange, wireless, long distance, Internet access and security monitoring services to nearly 3 million customers in 21 states. The company, headquartered in Monroe, Louisiana, is publicly traded on the New York Stock Exchange under the symbol CTL. CenturyTel is the 8th largest local exchange telephone company, based on access lines, and the 8th largest cellular company, based on population equivalents owned, in the United States.

         Visit CenturyTel's corporate Web site at (www.centurytel.com)